Smith Barney Futures Management LLC
                         390 Greenwich Street, 1st Floor
                          New York, New York 10013-2396

January 28, 2000



Trendview Management Inc.
600 B street - Suite 1650
San Diego, California 92101

Attention:  Mr. Clark Smith

         Re:      Smith Barney Diversified Futures Fund L.P.

Dear Clark:


         Please liquidate all of your positions for the above referenced fund in an orderly fashion by the close of business, Monday, January 31, 2000.

        Please acknowledge receipt and acceptance by signing below and returning this to me by fax at 212-723-8985.

         If you have any questions, please call me at 212-723-5416.

Very truly yours,

SMITH BARNEY FUTURES MANAGEMENT LLC




Daniel A. Dantuono
Chief Financial Officer & Director

AGREED AND ACCEPTED

TRENDVIEW MANAGEMENT INC.


DAD/sr